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                                                                      EXHIBIT 12


                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


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
                                                               Three Months
                                                              Ended March 31,
                                                           ---------------------
                                                            1999          1998
                                                           -------       -------
Earnings:
Net Income                                                 $15,130       $18,196
Add:
  Income Taxes                                               7,324         8,344
  Amortization of Capitalized Interest                         584           566
                                                           -------       -------
  Additions to Net Income                                   23,038        27,106
                                                           -------       -------

Adjustments to Earnings for Fixed Charges:
  Interest and Other Financial Charges                       7,703         7,912
  Interest Factor Attributable to Rentals                      438           494
                                                           -------       -------
  Adjustments for Fixed Charges                              8,141         8,406
                                                           -------       -------
EARNINGS AS ADJUSTED                                       $31,179       $35,512
                                                           =======       =======

Fixed Charges:
  Fixed Charges above                                      $ 8,141       $ 8,406
  Capitalized Interest                                          53            96
                                                           -------       -------
TOTAL FIXED CHARGES                                        $ 8,194       $ 8,502
                                                           =======       =======


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                                         3.81          4.18
                                                           =======       =======
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